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                                                                     EXHIBIT 3.5

                            MEMBER CONTROL AGREEMENT
                                       OF
                                 AOA HOLDING LLC


         THIS MEMBER CONTROL AGREEMENT is made as of the 5th day of May, 1999, by the undersigned:

                                    RECITALS

         WHEREAS, the undersigned constitutes the sole member of AOA Holding LLC, a Minnesota limited liability company; and

         WHEREAS, Section 322B.37 of the Minnesota limited liability company act authorizes a "member control agreement" as defined therein; and

         WHEREAS, the undersigned wishes to enter into such an agreement,

         NOW, THEREFORE, the undersigned agrees as follows:

                                    ARTICLE I
                                   Definitions

         Section 1.01 Definitions. The terms defined in this Article I (except as may be otherwise expressly provided in this Agreement or unless the context otherwise requires) shall, for all purposes of this Agreement, have the following respective meanings:

         "Act" means the Minnesota limited liability company act contained in Minnesota Statutes, Section 322B.

         "Agreement" means this Member Control Agreement as hereafter amended from time to time, including any schedules to the Agreement.

         "Board" or "Board of Governors" means the board of governors of the Company.

         "Capital Account" means the account of a Member which is maintained in accordance with the provisions of Section 3.07 hereof.

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto. Any reference herein to specific sections of the Code shall be deemed to include a reference to any corresponding provisions of future law.

         "Company" means AOA Holding LLC, a Minnesota limited liability company.

         "Distribution" means the distributions to the Members of cash or other assets of the Company made from time to time pursuant to the provisions of this Agreement.

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         "Estimated Member Tax Liability" means 40% of the taxable income and gains of the Company as reported on the Company's federal partnership tax return for the fiscal year.

         "Financial Rights" means a member's rights to share in Net Income and Net Losses and Distributions with respect to a membership interest in accordance with the terms of this Agreement.

         "Governance Rights" means all of a member's rights as a member in the Company other than Financial Rights and the right to assign Financial Rights.

         "Governor" means a natural person serving on the Board of Governors.

         "Manager" means a person elected, appointed, or otherwise designated as a manager by the Board of Governors, and any other person considered elected as a manager pursuant to the Act.

         "Member" means a person reflected in the required records of the Company as the owner of some Governance Rights of a Membership Interest of the Company.

         "Membership Interest" means a Member's interest in the Company consisting of the Member's Financial Rights and Governance rights with respect to the Company.

         "Net Income" and "Net Losses" mean the profits and losses of the Company, as the case may be, as determined for federal income tax purposes as of the close of each of the fiscal years of the Company.

         "Percentage Interest" as to any Member means the "Percentage Interest" reflected on Schedule A for such Member.

         "Voting Interest" as to any Member means the "Voting Interest" reflected on Schedule A for such Member.

                                   ARTICLE II
                                 First Governors

         Section 2.01 First Governors. The first board of governors of the Company shall consist of Stephen Adams, Kevin Gleason, George Pransky, David Frith-Smith and Andris A. Baltins, who are hereby elected to hold office until their successor(s) is (are) elected and qualified pursuant to the Operating Agreement of the Company.

                                   ARTICLE III
                              Membership Interests

         Section 3.01 Membership Interests and Board Authority as to Additional Membership Interests. The names of the Members and their respective contributions and the agreed value thereof are reflected on Schedule A, which is attached hereto and incorporated herein by reference.

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No additional contributions shall be accepted and Membership Interests granted by the Board without the consent of more than 51% of the outstanding Voting Interests. Upon such consent and the issuance of additional Membership Interests, Schedule A shall be appropriately amended.

         Section 3.02 Terms of Membership Interests. The original Membership Interests reflected in Schedule A are ordinary membership interests of one class, without series, and shall have the rights provided by law, subject to any statement in this Agreement of the specific rights or terms of such Membership Interests.

         Section 3.03 Allocation of Net Income and Net Losses. Net Income and Net Losses shall be allocated annually among the Members based on their Percentage Interests as reflected on Schedule A.

         Section 3.04 Operating Distributions. Any distributions authorized by the Board other than Liquidating Distributions pursuant to Section 3.05 shall be distributed among the Members based on their Percentage Interests as reflected on Schedule A; provided, however, that the Board shall annually distribute cash to the members based on their Percentage Interests as reflected on Schedule A in an amount equal to the Estimated Member Tax Liability to the extent such a distribution is legally permitted.

         Section 3.05 Liquidating Distributions. If the Company is dissolved and
(i) dissolution is not avoided under section 5.01 and (ii) its business is being liquidated in accordance with Section 322B.873, Subd. 1, the Company shall cease to carry on its business, except to the extent necessary for the winding up of the business of the Company. The Company shall thereafter be wound up and terminated as provided by the Act. All tangible or intangible property of the Company, including money, remaining after the discharge of the debts, obligations, and liabilities of the Company shall be distributed to the Members as follows:

                  (a) to the Members in proportion to, and to the extent of, the positive balances in their Capital Accounts; and

                  (b) to the Members in accordance with their Percentage Interests as set forth on Schedule A.

         Section 3.06 Voting. Members shall be entitled to vote on all matters in proportion to their Voting Interests as set forth on Schedule A.

         Section 3.07 Capital Accounts. A Capital Account shall be established for each Member and shall be maintained in accordance with Treasury Regulation ss.1.704-1(b). Any Member who shall receive any Membership Interest in the Company or whose Membership Interest shall be increased by means of the transfer to such Member of any financial interest in the Company from another Member shall have a Capital Account that has been appropriately adjusted to reflect such transfer. No interest shall be paid by the Company on capital contributions or on balances in Members' Capital Accounts.

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         Section 3.08 Additional Capital Contributions. No Member shall have any obligation to make additional capital contributions to the Company or to fund, advance, or loan moneys which may be necessary to pay deficits, if any, incurred by the Company during the term hereof. Members may make loans to the Company from time to time, as authorized by the Board. Any payment or transfer accepted by the Company from a Member which is not a capital contribution complying with
Section 3.01 shall be deemed a loan and shall neither be treated as a contribution to the capital of the Company for any purpose hereunder, nor entitle such Member (as such) to any increase in such Member's Percentage Interest. Any such loan shall be repaid at such times and with such interest (at rates not to exceed the maximum permitted by law) as the Board and the lending Member shall reasonably agree.

                                   ARTICLE IV
                                   Tax Matters

         Section 4.01 Tax Characterization and Returns. The Members acknowledge that the Company will be treated as a "partnership" for tax purposes. Within 90 days after the end of each fiscal year, the Chief Manager will cause to be delivered to each person who was a Member at any time during such fiscal year a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member's federal or state income tax (or information) returns, including a statement showing each Member's share of income, gain, or loss and credits for such fiscal year for federal or state income tax purposes.

         Section 4.02 Accounting Decisions. All decisions as to accounting matters shall be made by the Board in its sole discretion. The Company, at the sole discretion of the Board, also may make or revoke such elections as may be allowed pursuant to the Code, including the election referred to in Section 754 of the Code to adjust the basis of Company property.

         Section 4.03 Tax Matters Partner. The Board shall designate a Member to act on behalf of the Company as the "tax matters partner" within the meaning of
Section 6231(a)(7) of the Code.

                                    ARTICLE V
                             Transfers of Interests

         Section 5.01 Transfers. A Member may assign the Member's full Membership Interest only by assigning all of the Member's Governance Rights coupled with a simultaneous assignment to the same assignee of all of the Member's Financial Rights. A Member's Governance Rights may be assigned, without the consent of any other Member, in whole or in part, to another person already a Member at the time of the assignment. Any other assignment of any Governance Rights is effective only if (i) all the Members, other than the Member seeking to make the assignment, approve the assignment by unanimous written consent, which consent may be given or withheld, conditioned or delayed as the remaining Members may determine in their sole discretion, and (ii) if the assignee executes this Agreement as amended to reflect such assignee's interest in the Company and any other instrument or instruments that the Board may deem necessary or desirable to effect such assignment, a Member's Financial Rights may be transferred, in whole or in part, without the consent of the Board or any other Member.

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                                   ARTICLE VI
                                   Amendments

         Section 6.01 Amendment of Agreement. No change, modification or amendment of this Agreement shall be valid or binding unless such change, modification or amendment shall be in writing signed by 51% of the Voting Interests.

                                   ARTICLE VII
                                  Miscellaneous

         Section 7.01 Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted and enforced in accordance with the laws of the State of Minnesota.

         Section 7.02 Binding Effect. This Agreement will be binding upon and inure to the benefit of the Members, and their respective distributees, successors and assigns.

         Section 7.03 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance form this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 7.04 Multiple Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. However, in making proof hereof it will be necessary to produce only one copy hereof signed by the party to be charged.

         Section 7.05 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.

         Section 7.06 No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns, and no other person will have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

         Section 7.07 Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member at the address specified in the Company's Required Records.

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Any Member or the Company may, at any time by giving 5 days' prior written notice to the other Members and the Company, designate any other address in substitution of the foregoing address to which such notice will be given.

         IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and date above set forth.



                                                       /s/ Stephen Adams
                                                       -------------------------
                                                       Stephen Adams

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                                   SCHEDULE A



Name of Member                Contribution               Percentage     Voting
                                                          Interest     Interest


Stephen Adams     68.3% Limited Partnership Interest in     100%         100%
                  Adams Outdoor Advertising Limited
                  Partnership;

                  .7% General Partnership Interest in
                  Adams Outdoor Advertising Limited
                  Partnership;

                  10,000 Shares of Common Stock of
                  Adams Outdoor Advertising, Inc.,
                  represented by Stock Certificate #4.

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